Exhibit 3.3

INVESCO GALAXY BITCOIN ETF

AMENDED AND RESTATED DECLARATION OF TRUST

AND TRUST AGREEMENT

THIS AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT (this “Amended and Restated Declaration of Trust”), dated as of December 13, 2023 amends and restates the Declaration of Trust and Trust Agreement dated as of March 31, 2021 (the “Initial Declaration of Trust and Trust Agreement”), as amended by the Amendment No. 1 to the Initial Declaration of Trust and Trust Agreement dated as of September 20, 2021 (the “Amendment No. 1”, and the Initial Declaration of Trust and Trust Agreement as amended by the Amendment No. 1, the “Amended Initial Declaration of Trust and Trust Agreement”), between Invesco Capital Management LLC, a Delaware limited liability company, successor to Galaxy Digital Funds LLC, as sponsor (the “Sponsor”), and Delaware Trust Company, a Delaware corporation, as trustee (the “Trustee”).

WHEREAS, the Trust was formed as Galaxy Bitcoin ETF under the Delaware Act (as defined herein) on April 5, 2021, by the filing of the Certificate of Trust in the Office of the Secretary of State of the State of Delaware and the execution and delivery of the Initial Declaration of Trust and Trust Agreement;

WHEREAS, the Trust changed its name from “Galaxy Bitcoin ETF” to “Invesco Galaxy Bitcoin ETF” under the Delaware Act on September 21, 2021, by the filing of a Certificate of Amendment to the Certificate of Trust in the Office of the Secretary of State of the State of Delaware and the execution and delivery of the Amendment No. 1; and

WHEREAS, the Amended Initial Declaration of Trust and Trust Agreement is superseded by this Amended and Restated Declaration of Trust.

NOW, THEREFORE, the Trustee and the Sponsor do hereby (i) amend and restate the Amended Initial Declaration of Trust and Trust Agreement in its entirety and (ii) declare that the Trust will hold the Trust Property, including all bitcoin, cash and any other assets that the Trust now possesses or may hereafter acquire from time to time in any manner, and manage and dispose of the same upon the following terms and conditions. The Trust Property shall be held in trust for the benefit of the Shareholders. Accordingly, the Sponsor and the Trustee hereby agree as follows:

ARTICLE I

Formation of the Trust; Definitions; General Interpretive Matters

Section 1.1 Formation of Trust.

a.

The trust is known as “Invesco Galaxy Bitcoin ETF” (the “Trust”) in which name the Sponsor, the Trustee, the Administrator, the Custodian or other duly authorized parties may conduct the activities of the Trust to the extent provided herein, make and execute contracts, and sue and be sued. Any name change of the Trust shall become effective upon the effectiveness of the filing of a certificate of amendment under the Delaware Act reflecting such change. Any such action shall have the status of an amendment to this Amended and Restated Declaration of Trust. In the event of any name change, the Trustee shall cause notice to be given to the Sponsor for further distribution to the affected Shareholders within a reasonable time after the implementation of such change, which notice will be deemed given if the changed name is reflected in any Registration Statement. The principal executive office of the Trust shall be 3500 Lacey Road, Suite 700, Downers Grove, IL 60515.

b.

It is the intention of the parties hereto that the Trust continued hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq. (the “Delaware Act”) and that this Amended and Restated Declaration of Trust constitute the governing instrument of the Trust. Pursuant to authorization granted to it under the Initial Declaration of Trust and Trust Agreement, the Trustee executed and filed the Certificate of Trust with the Delaware Secretary of State.

c.	The purpose of the Trust is to invest in and hold bitcoin for the benefit of the Shareholders and to engage in only those other activities necessary, advisable or incidental thereto.

Section 1.2 Definitions. Whenever used herein, unless otherwise required by the context or specifically provided:

a.	“Administrator” shall mean Bank of New York Mellon, or any successor thereto, or any other entity who acts as administrator to the Trust pursuant to a written agreement with the Trust.

b.	“Amended and Restated Declaration of Trust” shall have the meaning assigned to such term in the preamble hereto.

c.	“Amended and Restated Initial Declaration of Trust and Trust Agreement” shall have the meaning assigned to such term in the preamble hereto.

d.	“Amendment No. 1” shall have the meaning assigned to such term in the preamble hereto.

e.

“Authorized Participant” shall mean a market participant who (i) is a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (ii) is a direct participant in DTC, and (iii) has entered into an Authorized Participant Agreement with the Sponsor and the Trust, subject to acceptance by the Transfer Agent. To facilitate the creation and redemption of Creation Baskets, Authorized Participants may, but are not required to, establish a bitcoin custody account with the Custodian. Only Authorized Participants may place orders to create or redeem Creation Baskets;

f.

“Authorized Participant Agreement” shall mean an agreement entered into by an Authorized Participant, the Trust and the Sponsor on behalf of the Trust which provides the procedures for the creation and redemption of Creation Baskets and for the delivery of the bitcoin and distribution of the Shares required for such creations and redemptions;

g.

“bitcoin” shall mean a type of a digital asset based on an open source protocol existing on the Bitcoin Network and utilizing cryptographic security. Bitcoin constitutes the assets underlying the Trust’s Shares;

h.

“Bitcoin” or “Bitcoin Network” shall mean the online, end-user-to-end-user network hosting the public transaction ledger, known as the blockchain (the “Blockchain”), and the source code comprising the basis for the protocols and cryptographic security governing the Bitcoin Network;

i.

“Certificate of Trust” shall mean the certificate of trust of the Trust, as amended or restated from time to time, filed by the Trustee in the Office of the Secretary of State of the State of Delaware in accordance with the Delaware Act to form the Trust;

j.	“Creation Basket” shall mean a block of 5,000 Shares (or such other number of Shares that the Sponsor shall determine from time to time in its sole discretion);

k.	“CTA” shall have the meaning assigned to such term in Section 10.12 hereof.

l.

“Custodian” shall mean Coinbase or such other custodian(s) appointed by the Sponsor to serve as custodian of the Trust Property pursuant to a custody agreement between and among the Sponsor, the Trust and a Custodian (each a “Custody Agreement”), or any other entity who acts as custodian to the Trust pursuant to a written agreement with the Trust;

m.	“Delaware Act” shall have the meaning assigned to such term in Section 1.1(b) hereof.

n.

“Digital Asset Network Fork” shall mean a substantial software modification to the Blockchain where the Trust’s Property is reflected that results in two or more competing and incompatible Blockchain implementations;

o.

“DTC” shall mean the Depository Trust Company. DTC is a limited purpose trust company organized under New York law, a member of the U.S. Federal Reserve System and a clearing agency registered with the U.S. Securities and Exchange Commission. DTC will act as the securities depository for the Shares;

p.	“Initial Declaration of Trust and Trust Agreement” shall have the meaning assigned to such term in the preamble hereto.

q.

“Person” shall mean and include individuals, corporations, limited liability companies, partnerships, trusts, associations, joint ventures, estates and other entities, whether or not legal entities, governments and agencies and political subdivisions thereof, whether domestic or foreign, and any other “person” within the meaning of Section 3801(f) of the Delaware Act;

r.

“Registration Statement” shall mean the Trust’s registration statement or statements as filed with the U.S. Securities and Exchange Commission, as in effect and as may be amended from time to time and shall include any prospectus or statement of additional information forming a part thereof;

s.	“Seed Investor” shall mean the purchaser of the initial Creation Baskets acting solely in its capacity as purchaser of such initial Creation Baskets;

t.	“Shareholder” shall mean a record owner of outstanding Shares;

u.	“Shares” shall mean units of fractional undivided beneficial interest in and ownership of the Trust which are issued by the Trust;

v.	“Sponsor” shall have the meaning assigned to such term in the preamble hereto.

w.

“Sponsor’s Fee” shall mean the fee paid by the Trust to the Sponsor in consideration for the Sponsor’s duties and its assumption of the ordinary administrative and marketing expenses that the Trust is expected to incur. The Sponsor’s Fee will accrue daily and will be payable in cash as provided pursuant to the Trust’s Registration Statement monthly in arrears.

x.	“Transfer Agent” shall mean BNY Mellon Corporation, or any successor thereto, or any other entity who acts as transfer agent to the Trust pursuant to a written agreement with the Trust.

y.	“Trust” shall have the meaning assigned to such term in Section 1.1(a) hereof.

z.	“Trust Property” shall mean the bitcoin and any other property that is from time to time owned or held by or for the account of the Trust under this Amended and Restated Declaration of Trust.

aa.	“Trustee” shall mean DTC, not in its individual capacity but solely in its capacity as trustee of the Trust hereunder, and its permitted successors and assigns in such capacity.

Section 1.3 General Interpretive Principles. For purposes of this Amended and Restated Declaration of Trust, except as otherwise expressly provided or unless the context otherwise requires:

a.

the terms defined in this Amended and Restated Declaration of Trust have the meanings assigned to them in this Amended and Restated Declaration of Trust and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender, and capitalized terms not defined in this Amended and Restated Declaration of Trust have the meanings assigned to them in the Registration Statement;

b.	accounting terms not otherwise defined herein have the meanings assigned to them in accordance with United States generally accepted accounting principles as in effect from time to time;

c.

references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Amended and Restated Declaration of Trust;

d.

a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

e.

the words “herein”, “hereof”, “hereunder”, “hereto”, “hereby” and other words of similar import refer to this Amended and Restated Declaration of Trust as a whole and not to any particular provision unless the context requires otherwise;

f.	the terms “include,” “includes” and “including” and any comparable term shall be deemed to be followed by the phrase “without limitation”;

g.

any definition referencing any agreement, instrument or other document shall be construed as referencing to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified.

Section 1.4 DTC is appointed to serve as the trustee of the Trust in the State of Delaware for the sole purpose of satisfying the requirement of Section 3807(a) of the Delaware Act that the Trust have at least one trustee with a principal place of business in Delaware. The Sponsor shall have the exclusive authority to manage the affairs of the Trust as an agent of the Trust pursuant to Section 3806(b)(7) of the Delaware Act. It is understood and agreed by the parties hereto that the Trustee shall have none of the duties or liabilities of the Sponsor, Administrator or Custodian and shall have no obligation to supervise or monitor the Sponsor, Administrator or Custodian or any other Person or otherwise manage the Trust. The duties of the Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware and (ii) at the direction of the Sponsor, the execution of any certificates required to be filed with the Secretary of State of the State of Delaware which the Trustee is required to execute under Section 3811 of the Delaware Act. The Trustee shall provide notice to the Sponsor of its performance of any of the foregoing. The Sponsor shall reasonably keep the Trustee informed of any actions taken by the Sponsor with respect to the Trust that would reasonably be expected to affect the rights, obligations or liabilities of the Trustee hereunder or under the Delaware Act.

ARTICLE II

Representations and Warranties

Section 2.1 Representations and Warranties of the Sponsor.

a.	The Sponsor hereby represents and warrants to the Trustee as of the date hereof, that:

i.	The Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

ii.

The Sponsor has the full limited liability company power and authority to enter into and consummate all transactions contemplated by this Amended and Restated Declaration of Trust, has duly authorized the execution, delivery and performance of this Amended and Restated Declaration of Trust, and has duly executed and delivered this Amended and Restated Declaration of Trust.

iii.

This Amended and Restated Declaration of Trust, assuming due authorization, execution and delivery by the Trustee, constitutes a valid, legal and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

iv.

The execution, delivery and performance of the Sponsor of this Amended and Restated Declaration of Trust will not violate, conflict with, result in a breach of, or constitute a default under (a) the organizational documents of the Sponsor, (b) any agreement or instrument to which the Sponsor is a party or by which it may be bound, (c) any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, and (d) any order, decision, judgment or decree that may be applicable to the Sponsor or any of its affiliates or any of their properties.

v.

No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Sponsor of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

b.

The representations and warranties of the Sponsor set forth in this Section 2.1 shall survive the execution and delivery of this Amended and Restated Declaration of Trust and shall inure to the benefit of the Trustee for so long as the Trust remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties hereto. The Sponsor will be deemed to have made the representation and warranties of the Sponsor set forth in this Section 2.1 with respect to any future contributions of funds upon the effectiveness of such contribution.

Section 2.2 Representations and Warranties of the Trustee.

a.	The Trustee hereby represents, warrants and covenants for the benefit of the Sponsor, as of the date hereof, that:

i.	The Trustee is a Delaware corporation duly organized and validly existing under the laws of the State of Delaware.

ii.

The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Amended and Restated Declaration of Trust, has duly authorized the execution, delivery and performance of this Amended and Restated Declaration of Trust, and has duly executed and delivered this Amended and Restated Declaration of Trust.

iii.

This Amended and Restated Declaration of Trust, assuming due authorization, execution and delivery by the Trustee, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of banks, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

iv.

The Trustee’s execution and delivery of, performance under and compliance with this Amended and Restated Declaration of Trust, will not violate the Trustee’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

v.

The execution, delivery and performance by the Trustee, in its individual capacity, of this Amended and Restated Declaration of Trust do not (i) violate or contravene any judgment, injunction, order or decree binding on the Trustee or (ii) result in the creation or imposition of any lien attributable to the Trustee, in its individual capacity, on the Trust Property.

vi.

No consent, approval or authorization of any Delaware governmental agency governing the trust powers of the Trustee is required for the consummation by the Trustee of the transactions contemplated herein.

vii.

No litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee that, if determined adversely to the Trustee, would prohibit the Trustee from entering into this Amended and Restated Declaration of Trust or that, in the Trustee’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Amended and Restated Declaration of Trust.

b.

The representations and warranties of the Trustee set forth in this Section 2.2 shall survive the execution and delivery of this Amended and Restated Declaration of Trust and, to the fullest extent permitted by law, shall inure to the benefit of the Sponsor for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any such representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

c.	Any successor Trustee shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in this Section 2.2.

Except as otherwise provided in this Section 2.2, in accepting the trust hereby created, Delaware Trust Company is acting solely as Trustee hereunder and not in its individual capacity, and all Persons having any claim against the Trustee by reason of the transactions contemplated by this Amended and Restated Declaration of Trust shall look only to the Trust Property for payment or satisfaction thereof.

ARTICLE III

Matters Pertaining to Shares of the Trust

Section 3.1 Division of Beneficial Interest. The beneficial interest in the Trust shall be divided into Shares, which shall all be of a single class, and which may be issued or redeemed from time to time only in one or more whole Creation Baskets in accordance with Article VI. The Trust will issue and redeem the Shares in Creation Baskets only to certain Authorized Participants on an ongoing basis, or to such other purchaser or purchasers, including the Seed Investor, as otherwise determined by the Sponsor in its sole discretion, and only in exchange for bitcoin and/or cash. The number of Shares authorized hereunder is unlimited. The Trust is authorized to issue an unlimited number of Shares unless otherwise determined and subject to any conditions set forth by the Sponsor. Subject to the further provisions of this ARTICLE III and

ARTICLE VI, the Sponsor shall have full power and authority, in its sole discretion, (i) to authorize and cause the Trust to issue Creation Baskets of Shares without limitation as to number to such Authorized Participants, or to such other purchaser or purchasers, including the Seed Investor, as otherwise determined by the Sponsor in its sole discretion, and for such amount of bitcoin or cash, at such time or times and on such terms as the Sponsor may deem appropriate, (ii) to divide or combine the Shares of the Trust into a greater or lesser number without thereby materially changing the proportionate beneficial interest of the Shares of the Trust in the assets held with respect to the Trust, and (iii) to take such other action with respect to the Shares of the Trust as the Sponsor may deem necessary or desirable to further the purpose of the Trust; provided in each case that the Sponsor shall not have any power or authority to take any action that would constitute a power to vary the investment of (within the meaning of Treasury Regulation section 301.7701-4(c)) of the Trust or the Shareholders. The Trust shall not issue securities or other evidences of beneficial ownership of, or beneficial interest in, the Trust other than Shares issued in accordance with this ARTICLE III and ARTICLE VI.

Each Creation Basket of Shares shall initially consist of 5,000 Shares or such other number of Shares as the Sponsor may determine from time to time in its sole discretion. Each Share of the Trust shall represent units of fractional undivided beneficial interest in and ownership of the Trust, and shall have no par value.

Notwithstanding any other provision of this Amended and Restated Declaration of Trust, all Shares issued hereunder, including Shares issued in connection with a split or reverse split of Shares, shall be fully paid and non-assessable. Shares held in the Trust’s treasury shall not confer any voting rights and shall not be entitled to any dividends or other distributions declared with respect to the Shares.

Section 3.2 Ownership of Shares. The ownership of Shares shall be recorded on the books of the Trust or the Transfer Agent or similar agent for the Trust, which books shall contain the names and addresses of the Shareholders and the Shares held by each Shareholder. No certificates certifying the ownership of Shares shall be issued except as the Transfer Agent or the Sponsor may otherwise determine from time to time. The Sponsor (or the Transfer Agent, in consultation with the Sponsor), may make such rules as it considers appropriate for the issuance of Share certificates, the transfer of Shares and similar matters. The record books of the Trust as kept by the Trust or the Transfer Agent or similar agent, as the case may be, shall be conclusive as to the identity of the Shareholders and as to the number of Shares of the Trust held from time to time by each Shareholder. No Shareholder shall be entitled to receive payment of any distribution or to have notice given to such Shareholder of any meeting or other action in respect of the Trust until such Shareholder has given its address and such other information as shall be required to such Transfer Agent, officer or agent of the Trust as shall keep the record books of the Trust for entry thereof.

Section 3.3 Transfer of Shares. Except as otherwise provided in the Registration Statement, Shares shall be transferable on the books of the Trust only by the record holder thereof or by his duly authorized agent upon delivery to the Sponsor or the Trust’s Transfer Agent or similar agent of a duly executed instrument of transfer, together with a Share certificate if one is outstanding, and such evidence of the genuineness of each such execution and authorization and of such other matters as may be required by the Sponsor. Upon such delivery, and subject to any further requirements specified by the Sponsor, the transfer shall be recorded on the books of the Trust. Until a transfer is so recorded, the Shareholder of record of Shares shall be deemed to be the Shareholder with respect to such Shares for all purposes hereunder and neither the Sponsor nor the Trust, nor the Transfer Agent or any similar agent or registrar or any officer, employee or agent of the Trust, shall be affected by any notice of a proposed transfer.

Section 3.4 Status of Shares and Limitation of Personal Liability. Shares shall be deemed to be personal property giving only the rights provided in this Amended and Restated Declaration of Trust. Every Shareholder by virtue of having become a Shareholder shall be held to have expressly assented and agreed to the terms hereof. The death, incapacity, dissolution, termination or bankruptcy of a Shareholder during the existence of the Trust shall not operate to terminate the Trust, nor entitle the representative of any such Shareholder to an accounting or to take any action in court or elsewhere against the Trust or the Trustee, but entitles such representative only to the rights of such Shareholder under this Trust. Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust Property or right to call for a partition or division of the same or for an accounting, nor shall the ownership of Shares constitute the Shareholders as partners. Neither the Trust nor the Trustee, nor any officer, employee or agent of the Trust shall have any power to bind personally any Shareholder, nor to call upon any Shareholder for the payment of any sum of money whatsoever other than such as the Shareholder may at any time personally agree to pay. Ownership of Shares shall not make any Shareholder a third-party beneficiary of any contract entered into by the Trust.

ARTICLE IV

Powers and Obligations of the Trustee and the Sponsor

Section 4.1 Eligibility Requirements for Trustee. The Trustee hereunder shall at all times satisfy the requirements of Section 3807 of the Delaware Act and be authorized to exercise corporate trust powers under the laws of the jurisdiction of its organization, having a combined capital, surplus and undivided profits of at least $50,000,000 and subject to supervision or examination by federal or state authorities. If the Trustee publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this ARTICLE IV the combined capital, surplus and undivided profits of the Trustee shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 4.1, the Trustee shall resign promptly in the manner and with the effect specified in ARTICLE IX. The trust company or banking institution serving as Trustee may have normal banking and trust relationships with the Sponsor and their respective affiliates; provided that none of (i) the Sponsor, (ii) any Person involved in the organization or operation of the Sponsor or the Trust, or (iii) any affiliate of any of them, may be the Trustee hereunder.

Section 4.2 Instructions or Directions Pursuant to E-mail, Facsimile or Other Similar Unsecured Electronic Methods. Written instructions or directions pursuant to this Amended and Restated Declaration of Trust sent by the Sponsor, as the case may be, may be sent by unsecured or secured e-mail, facsimile transmission or other similar unsecured or secured electronic methods, provided that the Sponsor shall provide to the Trustee an incumbency certificate listing designated persons with the authority to provide such instructions, which incumbency certificate shall be amended whenever a person is to be added or deleted from the listing. The Sponsor shall confirm the receipt of any such instructions by the Trustee, and the Trustee shall have no liability for the failure to respond to any instructions or directions that it has not actually received. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding that such instructions conflict, or are inconsistent, with a subsequent written instruction (provided that the Trustee shall notify the sender of any such conflict or inconsistency before acting thereon). The Sponsor agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 4.3 Powers. The duty and authority to manage the affairs of the Trust is vested in the Sponsor, which duty and authority the Sponsor may further delegate, all pursuant to Section 3806(b)(7) of the Delaware Act. In furtherance of the foregoing, it is understood and agreed that all obligations, duties and responsibilities of the Trust under all documents to which the Trust is a party or otherwise has obligations shall be effected and undertaken by or at the discretion of the Sponsor, Administrator, Transfer Agent, or the Custodian, as applicable. To the extent that, at law or at equity, the Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust or the Sponsor, it is understood and agreed by the other parties hereto and the Sponsor that such duties and liabilities are eliminated and replaced by the duties and liabilities of the Trustee expressly set forth in this Amended and Restated Declaration of Trust. The Sponsor (or any service provider authorized by the Sponsor or the Trust) is hereby authorized to execute and deliver each and every document on behalf of the Trust or any of them to which the Trust, or Trustee acting for and on behalf of the Trust, is a party, and is authorized and empowered to execute and deliver, on behalf of the Trust or any of them, any and all other documents, to receive on behalf of the Trust, all notices, statements, reports, invoices, communications and other information to be delivered to the Trust under all such documents, and to make or cause to be made deposits and withdrawals from accounts of the Trust in accordance with the terms of this Amended and Restated Declaration of Trust, provided that Trustee shall not be liable for any action of the Sponsor (or any such service provider to the Trust). The Sponsor (or any service provider authorized by the Sponsor of the Trust) is authorized and empowered to pay or cause such other Persons to pay out of the Trust Property any amounts that are required to be paid by the Trust, including for the payment of fees, the reimbursement of expenses and the making of indemnity payments not otherwise payable by the Sponsor pursuant to this Amended and Restated Declaration of Trust or as described in the Registration Statement.

Without limiting the foregoing, the Sponsor shall have the power and authority to cause the Trust (or to act on behalf of the Trust);

a.

To own bitcoin, cash or any asset received as a result of a Digital Asset Network Fork or airdrop in respect of bitcoin (an “IR Virtual Currency”), to store bitcoin, cash or IR Virtual Currencies with the Custodian subject to the conditions set forth in the Trust Custody Agreement and to transfer bitcoin, cash or IR Virtual Currencies in accordance with the Registration Statement;

b.	To compromise, arbitrate or otherwise adjust claims in favor of or against the Trust or any matter in controversy, including claims for taxes;

c.	To operate as a trust with the purpose for which the Trust was established as described herein, and exercise all the powers necessary or appropriate to the conduct of such operations;

d.

Subject in each case to ARTICLE III and ARTICLE VI, to issue, sell, repurchase, redeem, cancel, retire, acquire, hold, resell, reissue, transfer, dispose of and otherwise deal in Shares pursuant to applicable federal law; to establish terms and conditions including any fees or expenses regarding the issuance, sale, repurchase, redemption, cancellation, retirement, acquisition, holding, resale, reissuance, disposition of or dealing in Shares; and to apply to any such repurchase, redemption, retirement, cancellation or acquisition of Shares any funds or Trust Property;

e.

Subject to the terms of the Trust Custody Agreement and the Registration Statement, in the event of an upcoming modification to the Bitcoin Network that could potentially result in a Digital Asset Network Fork or in the event of an upcoming airdrop, to cause the Custodian, in consultation with the Sponsor, to either (i) disclaim all rights to the IR Virtual Currency so created, (ii) sell the IR Virtual Currency as soon as reasonably practicable and thereafter distribute the cash proceeds to the Shareholders of record as of the date of the Digital Asset Network Fork or airdrop that resulted in the Trust’s acquisition of the IR Virtual Currency, or (iii) distribute the IR Virtual Currency in-kind as soon as reasonably practicable to the Shareholders of record as of the date of the Digital Asset Network Fork or airdrop that resulted in the Trust’s acquisition of the IR Virtual Currency or to an agent acting on behalf of such Shareholders;

f.

(i) To make such filings applications, statements, certificates, agreements and other instruments with the Securities and Exchange Commission (the “Commission”), the Financial Industry Regulatory Authority or a national securities exchange as may be required by the federal securities laws or other applicable regulations or as deemed necessary or desirable in the sole judgment of the Sponsor; (ii) to prepare and file and execute, in each case on behalf of the Trust, such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process; (iii) to execute and deliver letters or documents to, or instruments for filing with, a depository relating to the Shares to be issued by the Trust and also any filing required to be made as determined by the Sponsor and any other filing or application necessary or desirable as determined by the Sponsor in connection with the registration and/or offering of Shares by the Trust; (iv) to negotiate the terms of, and execute on behalf of the Trust, any agreement, including, but not limited to, any underwriting agreement or purchase agreement relating to the Shares to be issued by the Trust as determined by the Sponsor; and (v) to do all other acts which, in the Sponsor’s judgment, are reasonably necessary or desirable for the registration and/or offering of Shares by the Trust.; and

g.	To enter into contracts and carry on any other activities in connection with or incidental to any of the foregoing powers or with the furtherance of the Trust’s purpose.

To the fullest extent permitted by law, the Trust shall not in any way be bound or limited by any present or future law or custom in regard to investment by fiduciaries. The Trust shall not be required to obtain any court order to deal with any assets of the Trust or take any other action hereunder. Notwithstanding anything contained in this Amended and Restated Declaration of Trust to the contrary, the Trust and the Sponsor shall not, and any other Person acting for or on behalf of the Trust shall cause the Trust not to: (i) acquire any asset other than bitcoin and, subject to the further restrictions herein, cash and IR Virtual Currencies; (ii) acquire IR Virtual Currencies other than as a result of a Digital Asset Network Fork or airdrop in respect of bitcoin; (iii) sell or otherwise dispose of Trust Property other than in order to pay expenses of the Trust, to facilitate the termination of the Trust, to facilitate a redemption in accordance with Article VI or to dispose of any IR Virtual Currency; (iv) have any power to, or consent to any action that would, vary the investment (within the meaning of Treasury Regulation section 301.7701-4(c)) of the Trust or the Shareholders or (v) take any action or fail to take any action that would cause the Trust to fail or cease to qualify as a grantor trust for U.S. federal income tax purposes. In furtherance of the foregoing, the Trust shall, and the Sponsor shall cause the Trust to: (A) immediately use any cash received in connection with any issuance of Shares to purchase bitcoin, such purchase to take place as soon as reasonably practicable after receipt of such cash but in any event prior to the first calculation of the Trust’s NAV following the receipt of such cash; (B) upon the Trust acquiring any rights to IR Virtual Currency either (1) disclaim all rights to such IR Virtual Currency, (2) sell such IR Virtual Currency as soon as reasonably practicable and thereafter promptly distribute the cash proceeds to the Shareholders of record as of the date of the Digital Asset Network Fork or airdrop that resulted in the Trust’s acquisition of the IR Virtual Currency, or (3) distribute such IR Virtual Currency in-kind as soon as reasonably practicable to the Shareholders of record as of the date of the Digital Asset Network Fork or airdrop that resulted in the Trust’s acquisition of the IR Virtual Currency or to an agent acting on behalf of such Shareholder; and (C) any sales of Trust Property necessary to make the payments contemplated by clause (iii) of the immediately preceding sentence shall be in the smallest amounts required to permit such payments as they become due, it being the intention of the Trust at all times to minimize the holding of assets other than bitcoin.

Section 4.4 Duties of Trustee; Limitation of Liability.

a. The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Amended and Restated Declaration of Trust. Except as otherwise expressly required by this Section 4.4, the Trustee shall not have any duty or liability with respect to the administration of the Trust, the investment of the Trust’s property or the payment of dividends or other distributions of income or principal to the Trust’s beneficiaries, and no implied obligations shall be inferred from this Amended and Restated Declaration of Trust on the part of the Trustee. Any permissive right of the Trustee contained in this Amended and Restated Declaration of Trust shall not be construed as a duty. The Trustee is authorized to execute and deliver such documents and any amendment thereto, in each case, in such form as the Sponsor shall provide and direct in writing, and the approval by the Sponsor shall be evidenced conclusively by the Trustee’s execution thereof.

b. The Trustee accepts the trusts hereby created and agrees to perform its duties hereunder with respect to the same but only upon the terms of this Amended and Restated Declaration of Trust. No provision of this Amended and Restated Declaration of Trust shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct. In particular, but not by way of limitation::

i.

the duties and obligations of the Trustee shall be determined solely by the express provisions of this Amended and Restated Declaration of Trust; the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Amended and Restated Declaration of Trust; no implied covenants, duties (including fiduciary duties and duties existing at law or in equity) or obligations shall be read into this Amended and Restated Declaration of Trust against the Trustee, all such duties which are hereby eliminated; and, in the absence of willful misconduct on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Amended and Restated Declaration of Trust;

ii.	the Trustee shall not be liable for an error of judgment made in good faith by an officer or employee of the Trustee;

iii.

the Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Sponsor or any other person with the right to direct the Trustee;

iv.

no provision of this Amended and Restated Declaration of Trust shall require the Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or duties hereunder, if the Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

v.	under no circumstance shall the Trustee be personally liable for any representation, warranty, covenant, agreement or indebtedness of the Trust;

vi.

the Trustee shall not be personally responsible for or in respect of the genuineness, form or value of the Trust Property, the validity or sufficiency of this Amended and Restated Declaration of Trust or for the due execution hereof by the Sponsor; and

vii.

in the event that the Trustee is unsure of the course of action to be taken by it hereunder, the Trustee may request instructions from the Sponsor and to the extent the Trustee follows such instructions in good faith it shall not be liable to any person. In the event that no instructions are provided within the time requested by the Trustee, it shall have no duty or liability for its failure to take any action or for any action it takes in good faith.

Section 4.5 Payment of Expenses by the Trust. The Trust shall pay the Sponsor’s Fee as calculated by the Administrator. The Sponsor is authorized to pay or cause to be paid out of the Trust, all extraordinary, nonrecurring expenses, fees, charges, taxes and liabilities incurred or arising in connection with the Trust, including expenses and charges for the services of agents or independent contractors and such other expenses and charges as the Sponsor may, in its sole discretion, deem necessary or proper to incur.

Section 4.6 Trustee’s Fees. The Trust hereby agrees to be primary obligor and shall (i) compensate the Trustee in accordance with a separate fee agreement with the Trustee, (ii) reimburse the Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other experts) and (iii) indemnify the Trustee in accordance with Section 8.1 hereof. Notwithstanding any other provisions of this Trust Agreement, all payments to the Trustee, including fees, expenses and any amounts paid in connection with indemnification of the Trustee in accordance with the terms of this Amended and Restated Declaration of Trust, will be payable only in United States Dollars.

Section 4.7 Service Contracts.

a.

The Trust may enter into contracts with one or more Persons, to act as administrator, sub-administrator, transfer agent, or other agent, and as such to perform such functions as the Sponsor may deem reasonable and proper to further the purpose of the Trust, including, without limitation, valuation of assets, clerical and administrative functions, under such terms and conditions, and for such compensation, as the Sponsor may deem advisable. Without limiting the foregoing, the Sponsor may also authorize any administrator to employ one or more sub-administrators from time to time, any custodian to employ one or more sub-custodians from time to time, and any transfer agent to employ one or more sub-transfer agents upon such terms and conditions as shall be approved by the Sponsor.

b.

The Trust may enter into a contract or contracts with one or more Persons to act as underwriters, distributors or placement agents whereby the Trust may either agree to sell Shares of the Trust to the other party or parties or appoint such other party or parties its sales agent or agents for such Shares and with such other provisions as the Sponsor may deem reasonable and proper, and the Trust may from time to time enter into transfer agency, sub-transfer agency and or shareholder servicing contract(s), in each case with such terms and conditions, and providing for such compensation, as the Sponsor may deem advisable.

c.

Any contract of the character described in this Section 4.7 may be entered into with any Person, although one or more of the Trustee, officers, or Shareholders of the Trust may be an officer, director, trustee, shareholder, or member of such other party to the contract, or otherwise interested in such contract, and no such contract shall be invalidated or rendered voidable by reason of the existence of any such relationship, nor shall any Person holding such relationship be liable merely by reason of such relationship for any loss or expense to the Trust under or by reason of said contract or accountable for any profit realized directly or indirectly therefrom. The same Person may be a party to more than one contract entered into pursuant to this Section 4.7 and any individual may be financially interested or otherwise affiliated with Persons who are parties to any or all of the contracts mentioned in this Section 4.7.

d.

The authority of the Sponsor hereunder to authorize the Trust to enter into contracts or other agreements or arrangements shall include the authority of the Sponsor to modify, amend, waive any provision of, or supplement, assign all or a portion of, novate, or terminate such contracts, agreements or arrangements. The enumeration of any specific contracts in this Section 4.7 shall in no way be deemed to limit the power and authority of the Sponsor as otherwise set forth in this Amended and Restated Declaration of Trust to authorize the Trust to employ, contract with or make payments to such Persons as the Sponsor may deem desirable for the transaction of the business of the Trust.

e.

The Sponsor is further empowered, at any time and from time to time, to contract with any Person to provide such other services to the Trust as the Sponsor determines to be in the best interests of the Trust and in furtherance of the purpose of the Trust.

Section 4.8 Determinations by Sponsor. The Sponsor may make any determinations it deems necessary with respect to the provisions of this Amended and Restated Declaration of Trust, including the following matters: the amount of the assets, obligations, liabilities and expenses of the Trust; the amount of the net income of the Trust from capital gains or other sources for any period and the amount of assets at any time legally available for the payment of dividends or distributions; which items are to be treated as income and which as capital; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges were created shall have been paid or discharged); the market value, or any other price to be applied in determining the market value, or the fair value, of any bitcoin owned or held by the Trust; the number of Shares of the Trust issued or issuable; and the net asset value per Share.

Section 4.9 State of Delaware. Notwithstanding anything contained herein to the contrary, the Trustee shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (i) require the registration with, licensing by or the taking of any other similar action in respect of, any State or other governmental authority or agency of any jurisdiction other than the State of Delaware by or with respect to the Trustee (as such or in its individual capacity); (ii) result in any fee, tax or other governmental charge under the laws of any jurisdiction or any political subdivisions thereof in existence on the date hereof other than the State of Delaware becoming payable by the Trustee (as such or in its individual capacity); or (iii) subject the Trustee (as such or in its individual capacity) to personal jurisdiction in any jurisdiction other than the State of Delaware for causes of action arising from acts unrelated to the consummation of the transactions by the Trustee contemplated hereby.

Section 4.10 Certain Matters Affecting the Trustee.

a.

The Trustee shall be under no obligation to exercise any of the duties or powers vested in it by this Amended and Restated Declaration of Trust; or to make any investigation of matters arising hereunder; or to institute, conduct or defend any litigation hereunder or in relation hereto; or (except as provided in Section 4.4(b)) to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Sponsor; in each case, at the request, order or direction of the Sponsor, unless the Sponsor shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; and the Trustee shall not be required to expend or risk its own funds or otherwise incur any liability financial or otherwise in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not reasonably assured to it.

b.

The Trustee shall not be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Amended and Restated Declaration of Trust.

c.	The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts created hereby or the powers granted hereunder.

d.

The Trustee may execute any of the trusts or powers vested in it by this Amended and Restated Declaration of Trust or perform any of its duties hereunder either directly or by or through agents, nominees, or attorney-in-fact appointed with due care and shall not be responsible for any willful misconduct or negligence on the part of any agent, custodian, nominee or attorney-in-fact so appointed, and the Trustee shall provide notice to the Sponsor upon the appointment of any such agent, custodian, nominee or attorney-in- fact, provided that the appointment of any agent, custodian, nominee or attorney-in-fact shall not relieve the Trustee of any of its obligations or liabilities under this Amended and Restated Declaration of Trust.

e.

Whenever in the administration of the provisions of this Amended and Restated Declaration of Trust, the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence, willful misconduct or bad faith on the part of the Trustee, be deemed to be conclusively proved and established by a certificate signed by the Sponsor and delivered to the Trustee, and such certificate, in the absence of gross negligence, willful misconduct or bad faith on the part of the Trustee, shall be full warrant to the Trustee for any action taken, suffered or omitted by it under the provisions of this Amended and Restated Declaration of Trust upon the faith thereof.

f.

Anything in this Amended and Restated Declaration of Trust to the contrary notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

g.

In no event shall the Trustee hereto be liable for any failure or delay in the performance of its obligations under this Amended and Restated Declaration of Trust or any related documents because of circumstances beyond its control, including, but not limited to, a failure, termination, or suspension of, or limitations or restrictions in respect of post-payable adjustments through, a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, epidemics, pandemics, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Amended and Restated Declaration of Trust or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond its control whether or not of the same class or kind as specified above.

h.

The Trustee shall take such action or refrain from taking such action under this Amended and Restated Declaration of Trust as it may be directed in writing by the Sponsor from time to time; provided, however, that the Trustee shall not be required to take or refrain from taking any such action if it shall have reasonably determined or shall have been advised by counsel, that such performance may involve the Trustee in personal liability or is contrary to the terms of this Amended and Restated Declaration of Trust or of any document contemplated hereby to which the Trust is a party or is otherwise contrary to law. In the absence of bad faith, the Trustee shall have no liability for following any such instructions.

i.

The Trustee shall not have any obligation or duty to supervise or monitor the performance of any other Person and shall have no liability for the failure of any other Person to perform its obligations or duties under the agreements to which the Trust or the Trustee is a party or otherwise.

j.

The Trustee shall have no obligation or duty to monitor the Trust’s obligations and duties under the agreements to which the Trust or the Trustee is a party or to ensure its compliance with the terms thereof. In addition, the Trustee shall not have any duty or obligation to manage, make any payment in respect of, register, record, sell, dispose of or otherwise deal with the Trust Property, or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Trustee or the Trust is a party, except as expressly provided by the terms of this Amended and Restated Declaration of Trust.

k.

It shall be the Sponsor’s duty and responsibility, and not the Trustee’s duty or responsibility, to cause the Trust to respond to, defend, participate in or otherwise act in connection with any regulatory, administrative, governmental, investigative or other proceeding or inquiry relating in any way to the Trust, its assets or the conduct of its business.

l.

Each of the parties hereto hereby agrees and, as evidenced by its acceptance of any benefits hereunder, any Shareholder agrees that the Trustee in any capacity (i) has not provided and will not provide in the future, any advice, counsel or opinion regarding the tax, financial, investment, securities law or insurance implications and consequences of the formation, funding and ongoing administration of the Trust, including, but not limited to, income, gift and estate tax issues, insurable interest issues, doing business or other licensing matters and the initial and ongoing selection and monitoring of financing arrangements, (ii) has not made any investigation as to the accuracy of any representations, warranties or other obligations of the Trust under any of the documents to which the Trust is a party and shall have no liability in connection therewith and (iii) the Trustee has not prepared or verified, and shall not be responsible or liable for, any information, disclosure or other statement in any disclosure or offering document or in any other document issued or delivered in connection with the sale or transfer of Shares.

Section 4.11 Sponsor’s Duties.

a.

The Sponsor agrees to perform its duties under this Amended and Restated Declaration of Trust in its subjective good faith belief as to what is in or not opposed to the best interests of the Trust, but only upon the express terms of this Amended and Restated Declaration of Trust. To the fullest extent permitted by law, the Sponsor shall not have any implied duties (including fiduciary duties) or liabilities otherwise existing at law or in equity with respect to the Trust, the Shareholders or any other Person, all of which duties are hereby eliminated. To the fullest extent permitted by law, the provisions of this Amended and Restated Declaration of Trust, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the Sponsor otherwise existing at law or in equity are agreed by the parties hereto to replace such other duties and liabilities of the Sponsor. Unless otherwise determined by the Sponsor, each officer of the Trust shall owe to the Trust and the Shareholders the same fiduciary duties (and only such fiduciary duties) as owed by officers of private corporations for profit to such corporations and their stockholders under the Delaware General Corporation Law.

b.	Unless otherwise expressly provided herein:

i.	whenever a conflict of interest exists or arises between the Sponsor or any of its affiliates, on the one hand, and the Trust or any Shareholder or any other Person, on the other hand; or

ii.

whenever this Amended and Restated Declaration of Trust or any other agreement contemplated herein provides that the Sponsor shall act in a manner that is, or provides terms that are, fair and reasonable to the Trust, any Shareholder or any other Person, the Sponsor shall use its good faith efforts to resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor, the resolution, action or terms so made, taken or provided by the Sponsor shall not constitute a breach of this Amended and Restated Declaration of Trust or any other agreement contemplated herein or of any duty or obligation of the Sponsor at law or in equity or otherwise.

c.

The Sponsor and any affiliate of the Sponsor may engage in or possess an interest in other profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Trust and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Sponsor. If the Sponsor acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Trust, it shall have no duty to communicate or offer such opportunity to the Trust, and the Sponsor shall not be liable to the Trust or to the Shareholders for breach of any fiduciary or other duty by reason of the fact that the Sponsor pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Trust. Neither the Trust nor any Shareholders shall have any rights or obligations by virtue of this Amended and Restated Declaration of Trust or the trust relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Trust, shall not be deemed wrongful or improper. Except to the extent expressly provided herein, the Sponsor may engage or be interested in any financial or other transaction with the Trust, the Shareholders or any affiliate of the Trust or the Shareholders.

d.

To the fullest extent permitted by law and notwithstanding any other provision of this Amended and Restated Declaration of Trust or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Amended and Restated Declaration of Trust a Person is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Trust, the Shareholders or any other Person, or (b) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standard. The term “good faith” as used in this Amended and Restated Declaration of Trust shall mean subjective good faith as such term is understood and interpreted under Delaware law.

Section 4.12 Virtual Currencies. It is the intent of the parties that the execution, delivery and performance of the transactions contemplated by this Amended and Restated Declaration of Trust will not result in the Trustee being required to obtain a license or make a registration under any federal or state law including rules pertaining to virtual currencies under Title 23, Part 200 of New York Codes, Rules and Regulations, the Commodities Act or any federal or state law regulating, money transmitters, money services business, providers of prepaid or stored value or similar entities, or virtual currency business.

ARTICLE V

Matters Pertaining to Shareholders

Section 5.1 Shareholders’ Rights, Voting, Transferability and Splits. All of the Shares are of the same class with equal rights and privileges. Each of the Shares is transferable, is fully paid and nonassessable and entitles the holder to vote on the limited matters upon which Shareholders may vote under the Amended and Restated Declaration of Trust. The Shares do not entitle their holders to any conversion or pre-emptive rights or, except as provided below, any redemption rights or rights to distributions. Shareholders have no voting rights except in limited circumstances. The Sponsor will act to terminate the Trust upon the agreement of Shareholders owning at least seventy-five (75) percent of the outstanding Shares. If the Sponsor believes that the Share price in the secondary market for the Shares has risen or fallen outside a desirable trading price range, the Sponsor may direct the Transfer Agent to declare a split or reverse split in the number of Shares outstanding and to make a corresponding change in the number of Shares constituting a Creation Basket.

Section 5.2 Amendments.

a.

The Sponsor may amend any provision of this Amended and Restated Declaration of Trust without the consent of any Shareholder. Any amendment that imposes or increases any fees or charges or prejudices a substantial existing right of the Shareholders will not become effective until thirty (30) days after notice of such amendment is given to the Shareholders as provided herein or by means of an amendment to the Registration Statement or other filing with the Commission. Every Shareholder, at the time any such amendment becomes effective, shall be deemed, by continuing to hold any Shares or an interest therein, to consent and agree to such amendment and to be bound by this Amended and Restated Declaration of Trust as amended thereby. Notwithstanding any other provision of this Amended and Restated Declaration of Trust, without the consent of Shareholders representing a majority of the outstanding Shares, no amendment to this Amended and Restated Declaration of Trust may be made if, as a result of such amendment, it would cause the Trust to be treated as anything other than a grantor trust for U.S. federal income tax purposes.

b.

Notwithstanding any provision to the contrary contained in Section 5.2(a) hereof, the Sponsor may, without the approval of the Shareholders, amend the provisions of this Amended and Restated Declaration of Trust if the Trust is advised at any time by the Trust’s accountants or legal counsel that the amendments made are necessary to ensure that the Trust will qualify as a grantor trust for U.S. federal income tax purposes.

c.

Upon amendment of this Amended and Restated Declaration of Trust, the Certificate of Trust shall also be amended, if required by the Delaware Act, to reflect such change. At the expense of the Sponsor, the Trustee shall execute and file any amendment to the Certificate of Trust if so directed by the Sponsor.

d.

No amendment affecting the rights or duties of the Trustee shall be binding upon or effective against the Trustee unless consented to by the Trustee in writing. The Trustee shall be under no obligation to execute any amendment to the Amended and Restated Declaration of Trust or to any agreement to which the Trust is a party until it has received an instruction letter from the Sponsor, in form and substance reasonably satisfactory to the Trustee (i) directing the Trustee to execute such amendment, (ii) representing and warranting to the Trustee that such execution is authorized and permitted by the terms of the Amended and Restated Declaration of Trust and (if applicable) such other agreement to which the Trust is a party and does not conflict with or violate any other agreement to which the Trust is a party and (iii) confirming that such execution and acts related thereto are covered by the indemnity provisions of the Amended and Restated Declaration of Trust in favor of the Trustee and do not adversely affect the Trustee.

e.

To the fullest extent permitted by law, no provision of this Amended and Restated Declaration of Trust may be amended, waived or otherwise modified orally but only by a written instrument adopted in accordance with this Section.

ARTICLE VI

Net Asset Value, Creations and Redemptions

Section 6.1 Determination of Net Asset Value, Net Income, and Distributions. The Administrator will calculate the net asset value per share (“NAV”) of the Trust in accordance with the Registration Statement and the relevant provisions of the Amended and Restated Declaration of Trust, Fund Administration and Accounting Agreement, Transfer Agency and Service Agreement and Trust Custody Agreement[s] (collectively, the “Trust Documents”).

The Sponsor will publish the Trust’s NAV on the Trust’s website as soon as practicable after its calculation by the Administrator based on the rate set forth in the Registration Statement (or such other similar rate as determined by the Sponsor in its sole discretion from time to time). To the extent that the NAV has been calculated using a price per bitcoin other than the rate set forth in the Registration Statement for such Business Day, the publication on the Trust’s website will note the valuation methodology and the price per bitcoin resulting from such calculation.

The Administrator’s estimation of accrued but unpaid fees, expenses and liabilities will be conclusive upon all persons interested in the Trust and no revision or correction in any computation made under the Administration Agreement will be required by reason of any difference in amounts estimated from those actually paid.

Section 6.2 Creations, Redemptions and Repurchases. The Trust will issue and redeem Shares from time to time, in accordance with the Registration Statement and the relevant provisions of the Trust Documents and Authorized Participant Agreements as they may be amended from time to time. The Trust is expected to issue or redeem Shares from time to time only in one or more whole Creation Baskets. The Trust will issue and redeem the Shares in Creation Baskets only to certain Authorized Participants on an ongoing basis, or as otherwise determined by the Sponsor in its sole discretion, including the issuance of the initial Creation Baskets to the Seed Investor (if any). On a creation, Creation Baskets will be distributed to the creating Authorized Participant by the Trust in exchange for the delivery to the Trust of the appropriate number of bitcoin (i.e., bitcoin equal in value to the NAV multiplied by the number of Shares in the Creation Basket). On a redemption, the Trust will distribute bitcoin equal in value to the NAV multiplied by the number of Shares in the Creation Basket to the redeeming Authorized Participant in exchange for the delivery to the Trust of one or more Creation Baskets. On each Business Day, the value of each Creation Basket accepted by the Transfer Agent in a creation or redemption transaction will be the same (i.e., each Creation Basket will initially consist of 5,000 Shares and the value of the Creation Basket will be equal to the value of 5,000 Shares (or such other amount as determined by the Sponsor from time to time in its sole discretion) at their net asset value per Share on that day). The Trust will not issue or redeem fractions of a Creation Basket. Except as may be otherwise permitted by the Sponsor pursuant to Article III, or as otherwise determined by the Sponsor in its sole discretion, including the issuance of the initial Creation Baskets to the Seed Investor (if any), only Authorized Participants will be able to place orders to create or redeem Creation Baskets. Authorized Participants must be (i) registered broker-dealers or other securities market participants, such as banks and other financial institutions, which are not required to register as broker-dealers to engage in securities transactions, and (ii) DTC Participants. To become an Authorized Participant, a person must enter into an Authorized Participant Agreement with the Sponsor on behalf of the Trust, subject to acceptance by the Transfer Agent. Authorized Participant Agreements provide the procedures for the creation and redemption of Creation Baskets as well as the quantity of bitcoin required for delivery or distribution for such creations and redemptions. An Authorized Participant Agreement and the related procedures attached thereto may be amended by the Trust and the Sponsor without the consent of any Shareholder or Authorized Participant. A transaction fee (“Transaction Fee”) may be imposed to offset the transfer and other transaction costs associated with creation or redemption, and such Transaction Fee will be used by the Transfer Agency and/or the Trust to promptly pay such transfer and other transaction costs. Authorized Participants will not receive a fee, or any other form of compensation or inducement from either the Sponsor or the Trust, and no Authorized Participant has any obligation or responsibility to the Sponsor or the Trust to effect any sale or resale of the Shares.

The number of bitcoin required for deposit with the Trust to create one or more Creation Baskets initially is the equivalent of the net asset value of 5,000 shares per Creation Basket. The number of bitcoin required to create a Creation Basket, or to be delivered upon the redemption of a Creation Basket, will gradually decrease over time, due to the accrual of the Trust’s expenses, the transfer of the Trust’s bitcoin to pay the Sponsor’s Fee and the transfer of the Trust’s bitcoin to pay any Trust expenses not assumed by the Sponsor.

Authorized Participants may sell to other investors all or part of the Shares included in the Creation Baskets they purchase from the Trust. The Seed Investor (if any) will not be subject to a Transaction Fee for the purchase of the initial Creation Baskets issued to it in its capacity as the purchaser of such initial Creation Baskets.

Subject to this Section 6.2, Shares may be redeemed or repurchased at their NAV which may be reduced by any Transaction Fee or other form of charge authorized by the Sponsor. NAV shall be determined as set forth in Section 6.1 hereof. Payment for Shares redeemed or repurchased shall be made in bitcoin out of the Trust Property.

The Sponsor may require any Authorized Participant or group of Authorized Participants to redeem Shares for any reason as determined by the Sponsor, in its sole discretion. Any such redemption shall be effected at the redemption price and in the manner provided in this Article VI.

The Authorized Participants shall upon demand disclose to the Sponsor in writing such information with respect to direct and indirect ownership of Shares as the Sponsor deems necessary to comply with the provisions of the Internal Revenue Code of 1986, as amended (or any successor statute thereto), or to comply with the requirements of any other taxing authority.

Notwithstanding the foregoing, the Trust may issue and redeem Creation Baskets of Shares in exchange for cash rather than bitcoin. The Trust will use any cash received in connection with any such issuance of Shares to purchase bitcoin, such purchase to take place as soon as reasonably practicable after receipt of such cash but in any event prior to the first calculation of the Trust’s NAV following the receipt of such cash.

ARTICLE VII

Tax Matters

Section 7.1 Tax Status of the Trust. The Sponsor intends that the Trust shall be treated, for federal, state and local income tax purposes, as a grantor trust, and, notwithstanding anything contained in this Amended and Restated Declaration of Trust to the contrary, neither the Sponsor nor the Trustee, nor any other Person acting for or on behalf of the Trust, shall take any action that is inconsistent with such treatment.

Section 7.2 Certain Costs. The Sponsor shall pay out of its own funds any and all routine tax administration expenses incurred with respect to the Trust, but not including any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust that involve the IRS or state, local or other taxing authorities, which extraordinary expenses shall be payable or reimbursable pursuant to Section 4.5.

ARTICLE VIII

Compensation and Indemnification of the Trustee

Section 8.1 Indemnification. The Trust hereby agrees to be primary obligor and shall indemnify, defend and hold harmless DTC, in its individual capacity and in its capacity as Trustee and any of the officers, directors, employees, affiliates and agents of the Trustee (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including reasonable legal fees and expenses in connection with enforcement of its rights to indemnity hereunder and including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Amended and Restated Declaration of Trust, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Trust shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of an Indemnified Person. If the Trust shall have insufficient assets or improperly refuses to pay an Indemnified Person within sixty (60) days of a request for payment owed hereunder, the Sponsor shall, as secondary obligor, compensate or reimburse the Trustee or indemnify, defend and hold harmless an Indemnified Person as if it were the primary obligor hereunder; provided, however, that the Sponsor shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of an Indemnified Person. To the fullest extent permitted by law, Expenses to be incurred by an Indemnified Person shall, from time to time, be advanced by, or on behalf of, the Sponsor prior to the final disposition of any matter upon receipt by the Sponsor of an undertaking by, or on behalf of, such Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified under this Amended and Restated Declaration of Trust.

Section 8.2 Security Interest. As security for any amounts owing to the Trustee hereunder, the Trustee shall have a lien against the Trust Property, which lien shall be prior to the rights of the Sponsor or any other Shareholder of the Trust. The obligations of the Sponsor and the Trust to indemnify the Indemnified Persons under this Section 8.2 shall survive the termination of this Amended and Restated Declaration of Trust.

ARTICLE IX

Resignation and Removal of the Trustee

Section 9.1 Resignation and Removal of the Trustee. The Trustee shall serve for the duration of the Trust and until the effective date of the Trustee’s resignation. The Trustee may resign upon sixty (60) days’ prior notice to the Sponsor, which shall promptly appoint a successor. If no successor has been appointed by the Sponsor within such sixty (60) day period, the Trustee may, at the expense of the Trust, petition a court to appoint a successor trustee. Any Person into which the Trustee may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Trustee shall be a party, or any Person which succeeds to all or substantially all of the corporate trust business of the Trustee, shall be the successor Trustee under this Amended and Restated Declaration of Trust without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto, except as may be required by applicable law. Any successor Trustee shall file any necessary amendments to the Certificate of Trust with the Secretary of State. Any successor trustee appointed pursuant to this ARTICLE IX shall be eligible to act in such capacity in accordance with this Amended and Restated Declaration of Trust and, following compliance with this ARTICLE IX, shall become fully vested with the rights, powers, duties and obligations of its predecessor under this Amended and Restated Declaration of Trust, with like effect as if it was originally named as trustee. Any such successor trustee shall notify the

Trustee of its appointment by providing a written instrument to the Trustee. At such time the Trustee shall be discharged of its duties herein. The respective obligations and responsibilities of the Trustee created hereby shall terminate after the payment of all claims, obligations and liabilities of the Trust pursuant to the instructions of the Sponsor as to the disposition of the assets in the Trust Property. After payment to the Sponsor of all amounts held by or on behalf of the Trustee and required to be paid to the Sponsor hereunder on the termination of the Trust, the Sponsor shall provide written confirmation to the Trustee that the Trust has terminated.

a.

If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Amended and Restated Declaration of Trust, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Sponsor may remove the Trustee and appoint a successor trustee by written instrument, in duplicate, which instrument shall be delivered to the Trustee so removed and the successor trustee.

b.

The Sponsor may at any time, upon sixty (60) days’ prior notice to the Trustee, remove the Trustee with or without cause and appoint a successor trustee by written instrument or instruments, in triplicate, signed by the Sponsor or its attorney-in-fact duly authorized, one complete set of which instruments shall be delivered to the Trustee so removed and one complete set to the successor so appointed.

c.

Notwithstanding anything to the contrary contained herein, any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this ARTICLE IX shall become effective only upon acceptance of appointment by the successor trustee as provided herein.

d.

Effect of Removal, Resignation, etc. of the Trustee. The declination to serve, resignation, removal of the Trustee, or all of them, shall not operate to annul the Trust or to revoke any existing agency created pursuant to the terms of this Amended and Restated Declaration of Trust. As evidence of such vacancy, an instrument certifying the existence of such vacancy may be executed by an officer of the Sponsor, acting on behalf of the Trust, or by the Trustee. In the event of the declination, resignation, or removal of the Trustee within a short period of time and without the opportunity for the Sponsor being able to appoint a new Trustee, the Trust’s Sponsor is empowered to appoint a new Trustee subject to Section 4.1 and this ARTICLE IX.

ARTICLE X

Miscellaneous

Section 10.1 Entire Agreement. This Amended and Restated Declaration of Trust represents the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties, whether written or oral.

Section 10.2 Governing Law. The validity and construction of this Amended and Restated Declaration of Trust and all amendments hereto shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflicts of law provisions thereof; provided, however, that the parties hereto and the Shareholders intend that the provisions hereof shall control over any contrary or limiting statutory or common law of the State of Delaware (other than the Delaware Act) and that, to the maximum extent permitted by applicable law, there shall not be applicable to the Trust, the Sponsor, the Trustee, the Shareholders or this Amended and Restated Declaration of Trust any provision of the laws (statutory or common) of the State of Delaware (other than the Delaware Act) pertaining to trusts which relate to or regulate in a manner inconsistent with the terms hereof: (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, (g) the existence of rights or interests (beneficial or otherwise) in trust assets, (h) the ability of beneficial owners or other persons to terminate or dissolve a trust, or (i) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees or beneficial owners that are inconsistent with the limitations on liability or authorities and powers of the Trustee or the Shareholders set forth or referenced in this Amended and Restated Declaration of Trust. Sections 3540, 3542 and 3561 of Title 12 of the Delaware Code shall not apply to the Trust.

Section 10.3 Counterparts. This Amended and Restated Declaration of Trust may be executed in two or more counterparts, each of which shall be an original, but all such counterparts shall together constitute one and the same agreement.

Section 10.4 Merger and Consolidation. The Sponsor may cause (i) the Trust to be merged into or consolidated with, converted to or to sell all or substantially all of its assets to, another trust or entity; (ii) the Shares of the Trust to be converted into beneficial interests in another statutory trust (or series thereof); or (iii) the Shares of the Trust to be exchanged for units in another trust or company under or pursuant to any U.S. state or federal statute to the extent permitted by law. For the avoidance of doubt, the Sponsor, with written notice to the Shareholders, may approve and effect any of the transactions contemplated under (i) – (iii) above without any vote or other action of the Shareholders. Notwithstanding the foregoing, the Sponsor shall not approve or effect any of the transactions contemplated under (i) - (iii) above if doing so would cause the Trust, its successor or other trust or company in which the Shareholders hold beneficial interests as a result of such transaction to fail or cease to qualify as a grantor trust for U.S. federal income tax purposes and any purported approval or effecting of such a transaction shall be null and void ab initio and without legal effect.

Section 10.5 Dissolution of the Trust. The Trust may dissolve at the written direction of the Sponsor under the circumstances described in the Registration Statement. On and after the date of dissolution of the Trust and upon completion of the winding up of the Trust by the Sponsor in accordance with the Delaware Act, including the payment of the expenses of liquidation and termination and any fee to the Transfer Agent in connection therewith and payment of any applicable taxes or other governmental charges, Shareholders will be entitled to the distribution of the amount of Trust Property (paid in cash) represented by those Shares upon surrender or termination of the Shares then held. Upon completion of the winding up of the Trust by the Sponsor, the Trustee shall, at the written direction and expense of the Sponsor, file a certificate of cancellation in accordance with the Delaware Act and thereafter shall be released from any further duties or liabilities. Any remaining expenses of the Trust shall be paid by the Sponsor.

Section 10.6 Notices. Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to: (i) in the case of the Sponsor, Invesco Capital Management LLC c/o Adam Henkel, 3500 Lacey Road, Suite 700, Downers Grove, Illinois 60515; (ii) in the case of the Trustee, Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808; or (iii) as to each such Person (including, without limitation, a Shareholder) such other address, facsimile number and/or telecopy number as may hereafter be furnished by such Person to the other party hereto in writing. Unless expressly set forth herein to the contrary, any communication required or permitted to be delivered to the Sponsor shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of the Sponsor. Unless expressly set forth herein to the contrary, any communication required or permitted to be delivered to a Shareholder shall be deemed to have been duly given upon personal delivery, when mailed first class, postage prepaid, or if sent by facsimile or telecopy. In addition, to the fullest extent permitted by federal law, any document, consent, instrument or notice referenced in or contemplated by this Amended and Restated Declaration of Trust that is to be delivered by the Sponsor may be delivered by electronic means (including e-mail).

Section 10.7 Inspection of Records and Reports. The Trustee shall have the right at any reasonable time to inspect all books, records, and documents of every kind and the physical properties of the Trust. This inspection by the Trustee may be made in person or by an agent or attorney, and the right of inspection includes the right to copy and make extracts of documents. No Shareholder shall have any right to inspect any account, book or document of the Trust that is not publicly available, except as conferred by the Trustee. The books and records of the Trust may be kept at such place or places as the Trustee may from time to time determine, except as otherwise required by law.

Section 10.8 Jurisdiction and Waiver of Jury Trial. The Amended and Restated Declaration of Trust and the rights of the Sponsor, Trustee, DTC (as registered owner of the Trust’s global certificates for Shares) and Shareholders under the Amended and Restated Declaration of Trust are governed by the laws of the State of Delaware. The Trustee, each Shareholder and each Person beneficially owning an interest in a Share of the Trust (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Act, (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to the Trust or its business and affairs, the Delaware Act, this Amended and Restated Declaration of Trust or asserting a claim governed by the internal affairs (or similar) doctrine (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of this Amended and Restated Declaration of Trust, or (B) the duties, obligations or liabilities of the Trust to the Shareholders or the Trustees, or of officers or the Trustee to the Trust, to the Shareholders or each other, or (C) the rights or powers of, or restrictions on, the Trust, the officers, the Trustee or the Shareholders, or (D) any provision of the Delaware Act or other laws of the State of Delaware pertaining to trusts made applicable to the Trust pursuant to Section 3809 of the Delaware Act, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Act, the Amended and Restated Declaration of Trust relating in any way to the Trust or (F) the federal securities laws of the United States, including, without limitation, the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless, in every case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought, unless the Trust, in its sole discretion, consents in writing to an alternative forum, in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction; provided, however, that unless the Trust consents in writing to the selection of an alternative forum, the Federal District Courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under any federal securities law, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

Section 10.9 Derivative Actions.

a.

No person who is not a Shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Trust. No Shareholder may maintain a derivative action on behalf of the Trust unless holders of at least ten percent (10%) of the outstanding Shares join in the bringing of such action.

b.	In addition to the requirements set forth in Section 3816 of the Delaware Act, a Shareholder may bring a derivative action on behalf of the Trust only if the following conditions are met:

i.

the Shareholder or Shareholders must make a pre-suit demand upon the Sponsor to bring the subject action unless an effort to cause the Sponsor to bring such an action is not likely to succeed; and a demand on the Sponsor shall only be deemed not likely to succeed and therefore excused if the Sponsor has a personal financial interest in the transaction at issue, and the Sponsor shall not be deemed interested in a transaction or otherwise disqualified from ruling on the merits of a Shareholder demand by virtue of the fact that the Sponsor receives remuneration for his service as the Sponsor; and

ii.

unless a demand is not required under clause (i) of this paragraph, the Sponsor must be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim; and the Sponsor shall be entitled to retain counsel or other advisors in considering the merits of the request.

c.

In addition to all suits, claims or other actions (collectively, “claims”) that under applicable law must be brought as derivative claims, each Shareholder agrees that any claim that affects all Shareholders of the Trust equally, that is, proportionately based on their number of Shares in the Trust, must be brought as a derivative claim subject to this Section 10.9 irrespective of whether such claim involves a violation of the Shareholder’s rights under this Amended and Restated Declaration of Trust or any other alleged violation of contractual or individual rights that might otherwise give rise to a direct claim (and regardless, in each case, of whether such claims sound in tort, fraud or otherwise, or are based on common law, statutory, equitable, legal or other grounds).

d.

Notwithstanding the foregoing, however, if a provision of this Section 10.9 is found to violate the U.S. federal securities laws, then such provision shall not apply to any claims asserted under such U.S. federal securities law.

Section 10.10 Action Without a Meeting. Any action required or permitted to be taken by Shareholders by vote may be taken without a meeting by written consent setting forth the actions so taken. Such written consents shall be treated for all purposes as votes at a meeting. If the vote or consent of any Shareholder to any action of the Trust or any Shareholder, as contemplated by this Amended and Restated Declaration of Trust, is solicited by the Sponsor, the solicitation shall be effected by notice to each Shareholder given in the manner provided in

Section 10.6. The vote or consent of each Shareholder so solicited shall be deemed conclusively to have been cast or granted as requested in the notice of solicitation, whether or not the notice of solicitation is actually received by that Shareholder, unless the Shareholder expresses written objection to the vote or consent by notice given in the manner provided in Section 10.6 above and actually received by the Trust within twenty (20) days after the notice of solicitation is effected. The Sponsor and all persons dealing with the Trust shall be entitled to act in reliance on any vote or consent which is deemed cast or granted pursuant to this Section and shall be fully indemnified by the Trust in so doing. Any action taken or omitted in reliance on any such deemed vote or consent of one or more Shareholders shall not be void or voidable by reason of timely communication made by or on behalf of all or any of such Shareholders in any manner other than as expressly provided in Section 10.6.

Section 10.11 Statutory Trust Only. It is the intention of the parties hereto to create a statutory trust pursuant to the Delaware Act. It is not the intention of the parties hereto to create a general partnership, limited partnership, joint stock association, corporation, bailment, or any form of legal relationship other than a statutory trust pursuant to the Delaware Act. Nothing in this Amended and Restated Declaration of Trust shall be construed to make the Shareholders, either by themselves or with the Trustee, partners or members of a joint stock association.

Section 10.12 Corporate Transparency Act. The Corporate Transparency Act (31 U.S.C. § 5336) and its implementing regulations (collectively, the “CTA”), may require the Trust to file reports with Financial Crimes Enforcement Network. It shall be Sponsor’s duty and not the Trustee’s duty to prepare such filings, cause the Trust to make such filings, and to cause the Trust to comply with its obligations under the CTA, if any.

[Remainder of Page Intentionally Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Declaration of Trust to be duly executed by their respective officers or representatives hereunto duly authorized, as of the day and year first above written.

Invesco Capital Management LLC, as Sponsor:

By:	/s/ Brian Hartigan
Name:	Brian Hartigan
Title:	Chief Executive Officer and Manager

Delaware Trust Company, as Trustee:

By:	/s/ Gregory Daniels
Name:	Gregory Daniels
Title:	Vice President